Exhibit 99.1

LCA-Vision Provides Business Update and Market Review

Cincinnati, June 25, 2008 - LCA-Vision Inc. (NASDAQ: LCAV), a leading provider of laser vision correction services under the LasikPlus® brand, is providing an update on the company’s business and a review of market conditions for the company’s services.

“Macro-economic conditions continue to negatively impact consumer confidence and discretionary spending, leading to continued softness in LasikPlus® appointments by prospective patients and disappointing show rates,” said Steven C. Straus, Chief Executive Officer of LCA-Vision. “We also believe that media coverage leading up to and following the April 25, 2008 Food and Drug Administration Ophthalmic Devices Panel negatively impacted our business in May and June. Our total procedure volume for the second quarter of 2008 is expected to be down approximately 40% compared with the second quarter of 2007.

“On the positive side, IntraLase® is available in 73 of our 76 LasikPlus® vision centers and month-to-date is being utilized in about 69% of our procedures, up from 55% in March,” Mr. Straus said. “We continue to expand our market presence, and have plans to open our 77th and 78th LasikPlus® vision centers during the third quarter, which will bring our 2008 new center openings to six. We also plan to relocate three or four older locations by the end of this year. We are committed to success at each LasikPlus® vision center and have no plans at this time to close any facility.

“Our management team has been working collaboratively with constituents throughout the company and our external business partners to make the best decisions in each market, and we are implementing initiatives at the center level to optimize our performance,” said Mr. Straus. “Some of these initiatives include:
▪	Implementing simplified market-specific pricing for the first time based on testing conducted over the past four months in multiple LasikPlus® markets.
▪	Completing our well-received employee sales and conversion effectiveness training at all LasikPlus® vision centers by the end of this month.
▪	Modifying our center-level incentive compensation plans to further align our center-level teams with our growth objectives.
▪	Taking measures to manage our expense structure, including more closely aligning our staffing with expected procedure volume and our national and local media spend with the current consumer sentiment.

“We remain committed to our strategic and operating plans, which are built upon positive patient experiences, quality clinical outcomes, advanced technology, thoughtful expansion, and prudent revenue and expense management,” added Mr. Straus.

According to Anthony Woods, LCA-Vision’s Chairman, “The LCA-Vision Board of Directors strongly supports the executive management team in affirming the strategic direction of the company. We are committed to our business model and our strategy. Consumers are confronted with record-high gasoline prices, increasing food costs and declining home values in the face of a softening economy and growing job uncertainty. Many Americans are reining in their expenses, and are deferring or eliminating purchases that just one year ago they viewed differently. In this environment, there is no quick fix to restoring growth in procedure volume, but rather, we will focus on proven strategies, while we prudently explore new opportunities to maximize effectiveness throughout our organization. As Steve mentioned, we are taking a more grassroots approach to operations, with the knowledge that all healthcare is delivered locally, and that success will be achieved on a market-by-market basis in partnership with our LasikPlus® surgeons and vision center teams.”

--1--

Forward-Looking Statements
This news release contains forward-looking statements based on current expectations, forecasts and assumptions of LCA-Vision that are subject to risks and uncertainties. These forward-looking statements in this release are based on information available to us as of the date hereof. Actual results could differ materially from those stated or implied in our forward-looking statements due to risks and uncertainties associated with our business, including, without limitation, those concerning economic, political and sociological conditions; the acceptance rate of new technology, and our ability to successfully implement new technology on a national basis; market acceptance of our services; the successful execution of marketing strategies to cost effectively drive patients to our vision centers, which recent results would indicate are no longer as effective as they have been in prior periods; competition in the laser vision correction industry; an inability to attract new patients; the possibility of long-term side effects and adverse publicity regarding laser vision correction; operational and management instability; legal or regulatory action against us or others in the laser vision correction industry; our ability to successfully open new vision centers, including our ability to reach profitability targets for new vision centers within a specified time period; the relatively high fixed cost structure of our business; the continued availability of non-recourse third-party financing for our patients on terms similar to what we have paid historically; and the future value of revenues financed by us and our ability to collect on such financings which will depend on a number of factors, including the consumer credit environment and our ability to manage credit risk related to consumer debt, bankruptcies and other credit trends. In addition, the FDA’s advisory board on ophthalmic devices is currently reviewing concerns about post-Lasik quality of life matters and the advisory board may propose a major new study on Lasik outcomes. The outcome of this review could potentially impact negatively the acceptance of Lasik. For a further discussion of the factors that may cause actual results to differ materially from current expectations, please review our filings with the Securities and Exchange Commission, including but not limited to our reports on Forms 10-K, 10-Q and 8-K. Except to the extent required under the federal securities laws and the rules and regulations promulgated by the Securities and Exchange Commission, we assume no obligation to update the information included in this news release, whether as a result of new information, future events or circumstances, or otherwise.

About LCA-Vision Inc./LasikPlus®
LCA-Vision Inc., a leading provider of laser vision correction services under the LasikPlus® brand, operates 76 LasikPlus® fixed-site laser vision correction centers in 33 states and 59 markets in the United States and a joint venture in Canada. Additional company information is available at www.lca-vision.com and www.lasikplus.com.

Earning Trust Every Moment.

Transforming Lives Every Day.

For Additional Information
Patricia Forsythe
V.P. Investor Relations
513-792-5629
pforsythe@lca.com

--2--